EXHIBIT 99.1

For Immediate Release

Citadel Exploration Announces Record Production of over 100 Barrels of oil per day to Mark Third Anniversary of Kern Bluff Oil Field Acquisition

Newport Beach, CA, July 18, 2018 - Citadel Exploration, Inc. (OTCQB: COIL) (“Citadel” or “the Company”), announced today that the company has set a Company record for daily production at the Kern Bluff Oil Field (“Kern Bluff”). During the month of June, Citadel produced 3,000 barrels of oil, or an average of 100 barrels per day, with an average sale price of $68.85 per barrel.

  Company plans to accelerate development with drilling of a horizontal well in 4Q18
  Premium pricing continues in California - $68.85 per barrel in June.
  Currently producing over 100 barrels of oil per day.

“After years of working to develop unique opportunities, our strategy of patiently waiting for exactly the right asset is proving to be prudent and profitable,” said Armen Nahabedian, President and CEO of Citadel. “The production numbers we are seeing out of Kern Bluff should only continue to grow as we build-out our steam infrastructure and commence execution of our fall drilling program” he added.

Citadel acquired Kern Bluff during a period of extreme distress in the industry. Oil prices had collapsed from above $100.00 a barrel to under $30.00 in just six months, the bulk of the drop coming in November and December 2014. Hundreds of independent E&P companies filed for bankruptcy and shed assets at pennies on the dollar. Citadel’s management recognized that this nadir was also the seed of future opportunity. With the support of a private equity group partner and additional investors, the Company was able to acquire an asset that was a diamond in the rough – The Kern Bluff Oil Field (“Kern Bluff”).

The change in economic environments tells the story of Citadel and Kern Bluff. When the field was acquired, heavy oil was selling at $37.50 per barrel, a $5.00 discount to West Texas Intermediate (WTI). It eventually hit a bottom of $28.00 a barrel in January of 2016, less than six months after the acquisition. Conversely the average price per barrel in June 2018 was $68.85 a barrel at Kern Bluff (a $3.00 premium to WTI), and an increase of nearly 150% from the January 2016 bottom.

The Kern Bluff acquisition is likely to be regarded as one of the most impactful acquisitions of the 2015 downturn.

THE ISLAND OF CALIFORNIA

This oil price premium for California heavy oil is diverging from other basins in the United States that are now experiencing pipeline bottlenecks. Several U.S. basins are now receiving a negative differential of up to $20.00 a barrel from WTI. While California refines two million barrels a day of oil to supply gasoline and other petrochemicals to its nearly 40 million residents, the State’s oil production has dropped to roughly 500,000 barrels a day (now 6th in the U.S). This 1.5 million-barrel-per-day shortfall is met with imports from Alaska, Colombia and Saudi Arabia, all of which receive Brent pricing at a $5.00 to $10.00 premium (in recent months) to WTI. This shortfall has California refiners clamoring for local oil and willing to pay a premium. And Citadel is happy to help them close that gap.

For Citadel, this premium pricing compared to other U.S. basins is an equalizer. California heavy oil is often penalized in capital markets as too expensive to produce and receives an inferior price. Typically, heavy oil costs $25.00 per barrel to produce vs. $10.00 or less in other basins. This higher cost drags on valuation and investor enthusiasm. Today that view is out dated. Given the “island” that is California oil infrastructure (2MM barrels a day of refining vs. 500k in production) California prices will continue to outpace other basins. There are no oil pipelines to California and no political will to permit any.

THE TIME IS NOW

During the prolonged downturn, Citadel took advantage of a low-priced oil field services environment in order to execute an infrastructure build-out so that it could capitalize when oil prices rebounded. That time is now. The Company plans to ramp up its drilling program in the fourth quarter with its first horizontal well. Analogous fields to Kern Bluff (Kern River and Kern Front) have been successfully redeveloped using horizontal well technology to reverse decade long decline rates. Kern Bluff should potentially see similar results.

“Citadel plans to drill the first properly engineered and optimally located horizontal well at Kern Bluff in the coming months.  This well is a key component of the exploitation program Citadel put in motion when it began drilling at Kern Bluff. The most recent 3 vertical producers drilled by Citadel in the first quarter of 2018, provide excellent control points to guide the well path of this horizontal. These wells were keyed off the Mississippi Queen #3 which has one of the highest individual well production rates tested in Kern Bluff History,” said Armen Nahabedian, President and CEO of Citadel.

Having now achieved proof of concept with six vertical wells, the Company feels confident in accelerating development via a horizontal well. The company expects to SPUD its first horizontal well in October 2018. This well, alone, could grow the Company’s daily production by several hundred barrels a day. It is an exciting time to have a huge oil resource base. Citadel’s management is committed to developing Kern Bluff at an aggressive pace that matches the market’s expectations.

“We have spent nearly three years cautiously deploying capital to position the Company for this moment. Now is the time for Citadel to go on the offense and reap the rewards of our hard work, we thank our partners and investors for their patience, and look forward to updating the investment community on our progress over the coming months,” said Philip J. McPherson, Chief Financial Officer of Citadel.

His comments were echoed by Mr. Nahabedian. "Citadel and its shareholders have remained painfully patient for many years. We thank them for sticking with us. While many companies have made excuses and spun tales, we have worked diligently stretching our capital to position us for a market turn we knew would come,” said Nahabedian. “While oil prices remained suppressed longer than we anticipated, we continued to charge forward without doubt. Having drilled six wells and achieving proof of concept, we now know – empirically -- that our purchase of this field during the bottom of the oil market was exactly the right thing to do for our shareholders. With production now exceeding 100 barrels per day, our growth profile is potentially only limited by access to capital. During the next 6-12 months, Citadel will finally blossom into the independent E&P Company that we envisioned when we started,” Nahabedian said.

About Citadel Exploration, Inc.:

Citadel Exploration (OTCQB: COIL) is a pure-play California oil company with operations in the San Joaquin Basin of California. Citadel is currently focusing its efforts on the Kern Bluff Oil Field acquired in 2015. Citadel prides itself on its legacy of discovery and innovation in the industry, the best place to find oil is where it has already been found. Please visit www.citadelexploration.com for our latest presentation.

Company Contact:

Phil McPherson – CFO

949-612-8040